Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2024 THIRD QUARTER NET SALES

Achieves Best Quarterly Sales Performance in Company History; Reaffirms FY2024 Guidance
2024 Third Quarter Conference Call Scheduled for November 7, 2024

New York, New York, October 21, 2024, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced that for the three months ended September 30, 2024, net sales rose to a record $425 million, up 15% from $368 million in the third quarter of 2023.

Net Sales: ($ in millions) Data may not foot due to rounding	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	% Change	2024	2023	% Change
Total Interparfums, Inc.	$425	$368	15%	$1,091	$989	10%
European based net sales	$282	$233	21%	$739	$662	12%
United States based net sales	$146	$134	9%	$362	$327	11%
Eliminations of intercompany sales	($4)	-	n/a	($11)	-	n/a

- The average dollar/euro exchange rate for the 2024 third quarter was 1.10 compared to 1.09 in the 2023 third quarter, while for the first nine months of 2024, the average dollar/euro exchange rate was 1.09, compared to 1.08 in the first nine months of 2023, leading to a positive 0.4% and 0.2% foreign exchange impact for the third quarter and first nine months of 2024, respectively.

- Eliminations of intercompany sales relate to European based operations product sales to United States based operations.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Sales in the current third quarter were the highest for any quarter in our history. The ongoing strength of the global fragrance market, the solid performance of our largest brands, and the addition of our newest brands, Lacoste and Roberto Cavalli, which contributed 10% to our growth, led to our record top line performance.

“European based operations net sales increased 21% from the prior year period, primarily led by Jimmy Choo and Montblanc with 17% and 10% sales growth, respectively. Jimmy Choo brand sales accelerated during the quarter, driven by the launch of I Want Choo Le Parfum, while Montblanc brand sales were propelled by ongoing strength in the Explorer and Legend lines.

“With regard to Coach, our established lines achieved sales that approximated those of the 2023 third quarter when comparable brand sales rose 32%. Our sales growth also reflected the addition of Lacoste and its well-received debut of the Lacoste Original line.”

Mr. Madar continued, “Many of our mid-sized brands also contributed to our quarterly sales growth. In the absence of a major launch, Lanvin sales rose 31% due to the resumption of normalized sales in Eastern Europe and Asia, partially offsetting the decline in sales observed in the first half of the year, and Karl Lagerfeld grew sales 19% with an expanded product offering that includes a new pillar, Ikonik.”

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Discussing United States based operations, Mr. Madar noted, “Building on the healthy 12% sales growth during the first half of 2024, third quarter sales rose 9%, compared to the prior year period. Of note, this result is all the more worth highlighting given the challenging comparison to the third quarter of 2023, where sales grew 64% from the prior year period.

“Sales from our largest United States brand, GUESS, grew 16% during the quarter, attributable to the continued performance of legacy scents, and the roll-out of GUESS Iconic, which is becoming a huge success.

“Sales from our second largest United States brand duo, Donna Karan/DKNY, now entering its third year under our expertise, grew 4% during the quarter. The new entrant for the brand, DKNY 24/7 is rolling out globally, following the successful yet limited distribution to select markets over the summer. Full distribution began in September, and we look for further sales momentum through the balance of the year, giving us confidence that it will become the next $100 million brand in our portfolio.

“Despite the 55% increase in Ferragamo sales in last year’s third quarter, brand sales gained further traction in the current period aided by the success of the latest brand enrichment, Signorina Unica.

“For our new brand, Roberto Cavalli, Sweet Ferocious debuted in August, and we already began shipping the Wild Heart duo, which is scheduled to be in stores next month, in time for holiday season sales.”

Mr. Madar concluded, “It's been a great year so far, and we are well positioned in this growing, dynamic, and competitive marketplace to support our retailers and distributors, as we build upon our past successes with innovative new products supported by well-planned and executed advertising and promotional programs. While the pace of growth is starting to slow down, the power of our diverse brand portfolio, in combination with our agile operating model, should help us gain market share.”

Guidance

The Company reaffirms its previously announced 2024 guidance of net sales of $1.45 billion, resulting in earnings per diluted share of $5.15. Initial full-year 2025 guidance is scheduled to be announced on Tuesday, November 12, 2024, after the market close.

2024 Third Quarter Results and Conference Call Details

The Company will issue financial results for the three and nine months ended September 30, 2024, on Wednesday, November 6, 2024, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Thursday, November 7, 2024.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820

International:     (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2023, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

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